Exhibit 4.37

Our fifth amended and restated memorandum and articles of association were adopted by our shareholders at an extraordinary general meeting held on March 5, 2015. A copy of the fifth amended and restated memorandum and articles of association are filed as Exhibit 4.37 to this Annual Report on Form 20-F. We incorporate by reference into this annual report the description of the summary of the significant differences between the provisions of the Cayman Islands Companies Law applicable to our company and the laws applicable to Delaware corporations and their shareholders contained in our Registration Statement on Form F-1 (File No. 333-168096) originally filed with the SEC on July 14, 2010.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•     Our memorandum and articles of association;

•     The Companies Law (2009 Revision) of the Caymans Islands, which is referred to as the Companies Law below; and

•     Common law of the Cayman Islands.

The following are summaries of material provisions of our newly approved fifth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our share capital. These summaries do not purport to be complete and are subject to our post-offering memorandum and articles of association to be adopted in connection with the offering and the applicable provisions of Cayman Islands law.

Our Board of Directors approved the fifth amended and restated memorandum and articles of association in December 2014 and our shareholders approved the post-offering memorandum and articles of association in March 2015.

Our authorized share capital consists of 1,200,000,000 Class A ordinary shares with a par value of US$0.0001 per Class A ordinary share, 200,000,000 Class B ordinary shares with a par value of US$0.0001 per Class B ordinary share and 50,000,000 undesignated preferred shares with a par value of US$0.0001 per preferred share. At March 31, 2015, there were 1,135,792,678 Class A ordinary shares issued and outstanding (including 2,367,296 underlying ordinary shares held of record by the Depository Trust Company).

Amended and restated memorandum and articles of association

The shareholders may by ordinary resolution increase, or by special resolution decrease, our authorized share capital and may also by special resolution amend our memorandum and articles of association.

Ordinary shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. The ordinary shares are not entitled to any preemptive conversion, subscription or redemption rights. Our shareholders may freely hold and vote their shares.

Voting rights

Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to ten votes on all matters upon which the ordinary shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by a poll. Shareholders may approve corporate matters without a meeting being held by way of unanimous written resolution signed by or on behalf of each shareholder entitled to vote on such matters at a shareholders meeting.

A quorum required for a meeting of shareholders consists of at least a number of shareholders present in person or by proxy and entitled to vote representing the holders of not less than one-third of our issued voting share capital. Shareholders’ meetings are held annually and the Board may call general meetings and shall, on the requisition of shareholders of the company holding at the date of deposit of the requisition not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit which carries the right of voting at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists. If the Board does not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days. A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Board. Advance notice of at least ten calendar days (but not more than sixty calendar days) is required for the convening of any meeting of shareholders.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in person or by proxy at a meeting of our shareholders. A special resolution requires the affirmative vote of two-thirds of the votes cast in person or by proxy at a meeting of our shareholders or a unanimous written resolution of all our shareholders. A special resolution is required for matters such as removing a director for cause, changing our name, amending our memorandum and articles of association and reducing our authorized share capital. Holders of ordinary shares, which immediately after the offering and prior to any issuance of preferred shares thereafter are the only shares carrying the right to vote at our shareholder meetings, have the power, among other things, to elect directors and make changes in the amount of our authorized share capital.

Conversion rights attaching to the shares

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible under any circumstances.

Difference between Class A and Class B ordinary shares

The difference between the Class A ordinary shares and Class B ordinary shares are the special voting and conversion rights attached to the Class B ordinary shares as disclosed above.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our memorandum and articles of association and the Companies Law. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Liquidation

If we were to be liquidated, the liquidator may, with the approval of our shareholders, divide among the shareholders in cash or in kind the whole or any part of our assets, may determine how such division shall be carried out as between the shareholders or different classes of shareholder and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, thinks fit, provided that a shareholder shall not be compelled to accept any shares or other assets that subject such shareholder to liability.

Miscellaneous

Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register and, if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Transfer of shares. Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary shares which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is duly and properly signed; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or (e) a fee of such maximum sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our board of directors refuses to register a transfer, it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year.

Variation of rights of shares. All or any of the special rights attached to any class of our shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time be varied with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Inspection of books and records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where you can find more information.”